September 2011
Amendment No. 1 dated September 16, 2011 to Preliminary Terms No. 34 dated September 2, 2011
Registration Statement No. 333-169119
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside SecuritiesSM
The Trigger Performance Leveraged Upside SecuritiesSM (“Trigger PLUS”) offer leveraged exposure to the performance of a basket composed of currencies, which we refer to as the “basket of currencies” or the “basket”. These investments seek to allow investors to capture leveraged returns relative to the basket’s actual positive performance. At maturity, you will receive an amount in cash that may be greater than, equal to or less than the principal amount based upon the value of the basket at maturity, which is based upon the closing value of the underlying basket components on the valuation date. If the Eurozone Euro (the “Euro”) has weakened relative to the basket currencies, the payment at maturity will be greater than the $1,000 stated principal amount. If the Euro has strengthened or remains unchanged relative to the basket currencies but the level of the basket on the valuation date is not below the trigger value, the payment at maturity will be equal to the stated principal amount of the Trigger PLUS. If the Euro has strengthened and the level of the basket on the valuation date is below the trigger value, the payment at maturity will be less than the $1,000 stated principal amount. The Trigger PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the Trigger PLUS are subject to the creditworthiness of Barclays Bank PLC.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date:	October 3, 2013 (subject to business days, market disruption events and postponement of the valuation date)
Basket:

A basket consisting of the following five currencies valued relative to the Euro (each, a “basket component” or “basket currency” and, together, the “basket components” or “basket currencies”) weighted on the pricing date as follows:

	Basket Component	Basket Reference Source	Basket Component Weighting on the Pricing Date	Initial Value

The Australian dollar per Euro currency exchange rate (“EURAUD Exchange Rate”)

The rate equal to 1 divided by AUDUSD, the U.S. dollar per Australian Dollar exchange rate, which appears on Bloomberg page WMCO1 to the right of the caption “AUD” under the caption “MID” at approximately 4 p.m. London time, multiplied by the U.S. dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.

10/5

The Korean won per Euro currency exchange rate (“EURKRW Exchange Rate”)

The rate equal to the Korean won per U.S. dollar exchange rate, which appears on Reuters screen “KFTC18” to the right of the caption “Spot” under the column “KRW” at approximately 3:30 p.m., Seoul time, multiplied by the U.S. dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.

10/5

The Malaysian ringgit per Euro currency exchange rate, (“EURMYR Exchange Rate”)

The rate equal to the Malaysian ringgit per U.S. dollar exchange rate, which appears on Reuters screen “ABSIRFIX01” to the right of the caption “Spot” under the column “MYR” at approximately 11:30 a.m., Singapore time, multiplied by the U.S dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.

10/5

The New Zealand dollar per Euro currency exchange rate (“EURNZD Exchange Rate”)

The rate equal to 1 divided by NZDUSD, the U.S. dollar per New Zealand Dollar exchange rate, which appears on Bloomberg page WMCO1 to the right of the caption “NZD” under the caption “MID” at approximately 4 p.m. London time, multiplied by the U.S. dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.

10/5
The Philippine peso per Euro currency exchange rate (“EURPHP Exchange Rate”)

The rate equal to the Philippine peso per U.S. dollar exchange rate, which appears on Reuters screen “PDSPESO” to the right of the caption “AM WT AVE” at approximately 11:30 a.m., Manila time, multiplied by the U.S dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.

10/5

Aggregate principal amount:	$
Payment at maturity:

If the Euro has weakened relative to the basket currencies, which means the final basket value is greater than the initial basket value, your payment at maturity per $1,000 principal amount would be calculated as follows:

$1,000 + leveraged upside payment

If the Euro has strengthened or remains unchanged relative to the basket currencies, which means the final basket value is less than or equal to the initial basket value, your payment at maturity per $1,000 principal amount would be calculated as follows:

	•	if the final basket value is equal to or less than the initial basket value but greater than or equal to the trigger value, $1,000 per $1,000 Trigger PLUS.

	•	if the final basket value is less than the trigger value: $1,000 x basket performance factor.

Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities

This amount will be less than or equal to the stated principal amount of $1,000 and may be zero. In no event will the payment at maturity be less than zero.
Basket performance factor:	final basket value / initial basket value
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial value for each basket component:

The initial value for each basket component is set forth above under “Basket”, which, in each case, is the currency exchange rate on the pricing date, determined in accordance with the rate described under “Basket—Basket Reference Source”.

Final value for each basket component:

The final value for each basket component will be the currency exchange rate for such component on the valuation date, determined in accordance with the rate described under “Basket—Basket Reference Source” above on such date.

Initial basket value:	Will be set to 10 on the pricing date.
Final basket value:	10 plus the sum of the component returns for each of the basket components.
Trigger value:	8.5, which is 85% of the initial basket value.
Component return:	For each basket component, the weighting * [(initial value – final value) / initial value]
Valuation date:	September 30, 2013 (subject to non-scheduled trading days and market disruption events)
Leverage factor:	135%-150%. The leverage factor will be set on the pricing date and will not be less than 135%.
Scheduled trading day:

Any day on which (1) the applicable currency exchange rate is reported on the relevant Bloomberg page, the Reuters screen or other pricing source specified in “Basket—Basket Reference Source” above, and (2) trading is generally conducted in the interbank market, in each case as determined by the calculation agent in its sole discretion.

Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS (see “Commissions and Issue Price” below)
Pricing date:	September , 2011 (expected to price on or about September 26, 2011, or if such day is not a scheduled trading day, the next succeeding scheduled trading day)
Original issue date:	September , 2011 (3 business days after the pricing date)

CUSIP/ISIN:	06738KSX0 / US06738KSX09
Listing:	We do not intend to list the Trigger PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per Trigger PLUS	$1,000.00	$22.50	$977.50
Total	$	$	$

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor. The lowest price payable by an investor is $992.50 per Trigger PLUS. Please see “Syndicate Information” on page 12 for further details.

(2)

MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $2.25% for each Trigger PLUS they sell. See “Supplemental Plan of Distribution.”

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW BEFORE YOU MAKE AN INVESTMENT DECISION.

Prospectus dated August 31, 2010
Prospectus Supplement dated May 27, 2011

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant preliminary pricing supplement or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

September 2011	Page 2

Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities
Additional Terms of the Trigger PLUS

You should read these preliminary terms together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which the Trigger PLUS are a part. These preliminary terms, together with the documents listed below, contain the terms of the Trigger PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Trigger PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the Trigger PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

September 2011	Page 3

PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Performance Leveraged Upside SecuritiesSM

Investment Overview
Trigger Performance Leveraged Upside Securities
The Trigger PLUS linked to the performance of the Basket of Currencies can be used:

▪	To provide long exposure to movements in certain foreign currencies (specifically the Australian dollar, Korean won, Malaysian ringgit, New Zealand dollar and Philippine peso)

▪	As an alternative to direct exposure to the basket in a manner that enhances returns for a certain range of price performance of the basket.

▪	To enhance returns and potentially outperform the basket in a bullish scenario (i.e., if the foreign currencies strengthen relative to the Euro).

The Trigger PLUS are exposed on a 1:1 basis to the negative performance of the basket if the final basket value is less than the trigger value.

Maturity:	Approximately 24 Months

Leverage factor:	135%-150%. The leverage factor will be set on the pricing date and will not be less than 135%.

Trigger Value:	8.5, which is 85% of the initial basket value.

Principal protection:	None

Interest:	None

Basket Overview
We have designed the Trigger PLUS to provide investors with exposure to a basket of currencies, consisting of short Euro exposure and long Australian dollar, Korean won, Malaysian ringgit, New Zealand dollar and Philippine peso exposure. The weighted basket consists of the EURAUD Exchange Rate, the EURKRW Exchange Rate, the EURMYR Exchange Rate, the EURNZD Exchange Rate, and the EURPHP Exchange Rate. The basket therefore offers exposure to movements in the foreign currencies markets. See “Risk Factors—The basket is composed of a number of underlying investments that each have their respective risks” and “Risk Factors—Changes in the value of one or more of the basket components may offset each other”.

For more information on the individual basket components, see “Description of the Basket Components” herein. For the weightings of each basket component within the basket, as of the pricing date, see the table below:

Basket Component Information as of September 13, 2011
Basket Component	Basket Reference Source	Initial Value	52 Weeks Ago	52 Week High	52 Week Low	Basket Component Weighting on the Pricing Date

The Australian dollar per Euro currency exchange rate (“EURAUD Exchange Rate”)	The rate equal to 1 divided by AUDUSD, the U.S. dollar per Australian Dollar exchange rate, which appears on Bloomberg page WMCO1 to the right of the caption “AUD” under the caption “MID” at approximately 4 p.m. London time, multiplied by the U.S. dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.		1.3765	1.4373	1.2928	10/5
The Korean won per Euro currency exchange rate (“EURKRW Exchange Rate”)	The rate equal to the Korean won per U.S. dollar exchange rate, which appears on Reuters screen “KFTC18” to the right of the caption “Spot” under the column “KRW” at approximately 3:30 p.m., Seoul time, multiplied by the U.S. dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.		1,495.5617	1,612.9309	1,439.0458	10/5

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Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities

The Malaysian ringgit per Euro currency exchange rate, (“EURMYR Exchange Rate”)	The rate equal to the Malaysian ringgit per U.S. dollar exchange rate, which appears on Reuters screen “ABSIRFIX01” to the right of the caption “Spot” under the column “MYR” at approximately 11:30 a.m., Singapore time, multiplied by the U.S dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.	3.9740	4.4570	3.9520	10/5

The New Zealand dollar per Euro exchange rate (“EURNZD Exchange Rate”)	The rate equal to 1 divided by NZDUSD, the U.S. dollar per New Zealand Dollar exchange rate, which appears on Bloomberg page WMCO1 to the right of the caption “NZD” under the caption “MID” at approximately 4 p.m. London time, multiplied by the U.S. dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.	1.7547	1.9572	1.6207	10/5
The Philippine peso per Euro exchange rate (“EURPHP Exchange Rate”)	The rate equal to the Philippine peso per U.S. dollar exchange rate, which appears on Reuters screen “PDSPESO” to the right of the caption “AM WT AVE” at approximately 11:30 a.m., Manila time, multiplied by the U.S dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.	56.87	64.10	56.82	10/5

Key Investment Rationale

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct long investment in the underlying basket currencies.

Scenario 1

The underlying basket increases in value and the final basket value is greater than the initial basket value. At maturity, the Trigger PLUS redeem for 135%-150% of the basket percent increase per Trigger PLUS. The leverage factor will be determined on the pricing date and will not be less than 135%.

Scenario 2

The underlying basket declines in value and the final basket value is greater than the trigger value. At maturity, the Trigger PLUS redeem for 100% of the stated principal amount per Trigger PLUS. Any payment on the Trigger PLUS is subject to the creditworthiness of the issuer.

Scenario 3

The underlying basket declines in value and is less than the trigger value. At maturity, the Trigger PLUS redeem for less than the stated principal amount by an amount proportionate to the decline from the initial basket value, which may be zero. There is no minimum payment at maturity on the Trigger PLUS; however, the payment at maturity will not be less than zero.

Summary of Selected Key Risks (see page 18)

▪	Trigger PLUS do not pay interest nor guarantee return of any principal.

▪	Market price will be influenced by many unpredictable factors.

▪	The market value of the Trigger PLUS and the payment at maturity are subject to the credit of the issuer.

▪	Trigger PLUS are bullish on the basket currencies and bearish on the Euro.

▪	The payment at maturity on the Trigger PLUS is not based on the values of the basket components comprising the basket at any time other than the valuation date.

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Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities

▪	Emerging markets risks may affect the return if any at maturity.

▪	Changes in the value of one or more of the basket components may offset each other.

▪	Investing in the Trigger PLUS is not equivalent to investing directly in the basket currencies.

▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

▪	The basket is composed of a number of underlying currencies that each have their respective risks.

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Trigger PLUS.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Potential adverse economic interest of the calculation agent.

▪	Suitability of the Trigger PLUS for investment.

September 2011	Page 6

PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Performance Leveraged Upside SecuritiesSM

Fact Sheet
The Trigger PLUS offered are senior unsecured debt obligations of Barclays Bank PLC, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus and prospectus supplement, as supplemented or modified by these preliminary terms. At maturity, you will receive an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the value of the basket at maturity, which is based upon the closing value of the underlying basket components on the valuation date. If the Eurozone Euro (the “Euro”) has weakened relative to the basket currencies, the payment at maturity will be greater than the $1,000 stated principal amount. If the Euro has strengthened or remains unchanged relative to the basket currencies but the level of the basket on the valuation date is not below the trigger value, the payment at maturity will be equal to the stated principal amount of the Trigger PLUS. If the Euro has strengthened and the level of the basket on the valuation date is below the trigger value, the payment at maturity will be less than the $1,000 stated principal amount. The Trigger PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the Trigger PLUS are subject to the creditworthiness of Barclays Bank PLC.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September , 2011 (expected to price on or about September 26, 2011)	September , 2011 (3 business days after the pricing date)	October 3, 2013, subject to business days, market disruption events and postponement of the valuation date

Key Terms
Issuer:	Barclays Bank PLC
Basket:	As set forth on the front page of these preliminary terms.
Issue price:	$1,000 per Trigger PLUS (see “Syndicate Information” on page 12)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Trigger PLUS
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

If the Euro has weakened relative to the basket currencies, which means the final basket value is greater than the initial basket value, your payment at maturity per $1,000 principal amount would be calculated as follows:

$1,000 + leveraged upside payment

If the Euro has strengthened or remains unchanged relative to the basket currencies, which means the final basket value is less than or equal to the initial basket value, your payment at maturity per $1,000 principal amount would be calculated as follows:

• if the final basket value is equal to or less than the initial basket value but greater than or equal to the trigger value, $1,000 per $1,000 Trigger PLUS.

• if the final basket value is less than the trigger value:
$1,000 x basket performance factor

This amount will be less than or equal to the stated principal amount of $1,000 and may be zero. In no event will the payment at maturity be less than zero.
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Leverage factor:	135%-150%. The leverage factor will be set on the pricing date and will not be less than 135%.
Basket performance factor:	final basket value / initial basket value
Valuation date:	September 30, 2013 (subject to non-scheduled trading days and market disruption events)
Initial value for each basket component:	The initial value for each basket component is set forth above under “Basket”, which, in each case is the currency exchange rate on the pricing date, determined as described under “Basket” above.

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Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities

Final value for each basket component:

The final value for each basket component will be the currency exchange rate for such component on the valuation date, determined in accordance with the rate described under “Basket—Basket Reference Source” above on such date.

Initial basket value:	Will be set to 10 on the pricing date.
Final basket value:	10 plus the sum of the component returns for each of the basket components
Component Return:	For each basket component, the weighting * [(initial value – final value) / initial value]
Business day

Any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a day on which banking institutions in (a) New York City or (b) London generally are authorized or obligated by law or executive order to be closed.

Postponement of the valuation date for non-scheduled trading days

If September 30, 2013 is not a scheduled trading day for any of the basket components, the valuation date will be postponed and the final basket value will be calculated as follows: (i) the final value for the basket components for which the scheduled valuation date of September 30, 2013 is a scheduled trading day will be determined on September 30, 2013; (ii) the final value of the basket components for which the scheduled valuation date of September 30, 2013 is not a scheduled trading day will be determined on the immediately subsequent scheduled trading day for each such basket component; and (iii) the valuation date will be the first day on which final values for each of the basket components have been so determined. If the valuation date is postponed until the fifth business day following the scheduled valuation date of September 30, 2013, but the final value of any basket component has not been determined as described above, such day will be deemed to be the valuation date, and the calculation agent will make a good faith estimate in its sole discretion of the final value of such basket components for which the final value has not been determined.

Market disruption events and adjustments	The payment at maturity, the valuation date and the basket components are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the basket; and

•

For a description of further adjustments that may affect one or more basket components or the basket, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

Postponement of maturity date:

If the valuation date is postponed due to a market disruption event, non-scheduled trading day or otherwise, such that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 18 of these preliminary terms and the risk factors in the accompanying prospectus supplement.

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Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities

General Information
Listing:	We do not intend to list the Trigger PLUS on any securities exchange.
CUSIP/ISIN:	06738KSX0 / US06738KSX09
Minimum ticketing size:	1 Trigger PLUS
Tax considerations:

Some of the tax consequences of your investment in the Trigger PLUS are summarized below. The discussion below supplements and modifies the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. To the extent that the discussion below is inconsistent with the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement, the discussion below supersedes the discussion in the prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Trigger PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Trigger PLUS in the initial issuance of the Trigger PLUS).

The United States federal income tax consequences of your investment in the Trigger PLUS are uncertain and the Internal Revenue Service could assert that the Trigger PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the Trigger PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Trigger PLUS as a pre-paid cash-settled executory contract with respect to the Basket of Currencies. If your Trigger PLUS are so treated, you should generally recognize gain or loss upon the sale or maturity of your Trigger PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS. Such gain or loss will generally be exchange gain or loss. Unless you properly make the election described below, exchange gain or loss will generally be treated as U.S. source ordinary income or loss. If you are a noncorporate holder, you would generally be able to use an ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

We believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Trigger PLUS as capital gain or loss, which would be long-term capital gain or loss if you have held your Trigger PLUS for more than one year. More specifically, a taxpayer may elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss. We believe that it would be reasonable to take the position that the Trigger PLUS should be treated as a “similar financial instrument” to a forward contract for this purpose and that therefore a holder can make the election with respect to the Trigger PLUS.

You may make the election described above by clearly identifying your Trigger PLUS as subject to such election in your books and records on the date you acquire your Trigger PLUS. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Trigger PLUS, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your Trigger PLUS were never part of a “straddle” as defined in Section 1092 of the Internal Revenue Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Trigger PLUS in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date the account was established may be recorded in the account, (ii) transactions involving the Trigger PLUS are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B).” Your election may not be effective if you do not comply with the election and verification requirements. You should consult your tax advisor about how this election might be made with respect to your Trigger PLUS.

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Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Trigger PLUS in the manner described above. This opinion assumes that the description of the terms of the Trigger PLUS in these preliminary terms is materially correct.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. holder that recognizes a loss with respect to the Trigger PLUS that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Trigger PLUS.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Trigger PLUS, possibly with retroactive effect. Other alternative treatments for your Trigger PLUS may also be possible under current law. For example, the Internal Revenue Service could take the position that your Trigger PLUS should not be treated as a “forward contract” or a “similar financial instrument” and therefore that the election described above is not available to a holder of the Trigger PLUS. Accordingly, it is possible that any gain or loss you might recognize with respect to the Trigger PLUS could be ordinary income or loss even if you make the election described above. For a further discussion of the tax treatment of your Trigger PLUS as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Trigger PLUS. For additional, important considerations related to tax risks associated with investing in the Trigger PLUS, you should also examine the discussion in “Risk Factors—The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain,” in these preliminary terms.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Trigger PLUS), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:

Barclays Bank PLC. The calculation agent will be responsible for the calculation of the initial value and the final value for each basket component, the initial basket value and the final basket value, the component return, the basket performance factor and the basket percent increase and may also, in its sole discretion, make a number of determinations regarding the value of the Trigger PLUS, including the existence of market disruption events, trading days, business days and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Use of proceeds and hedging:

The net proceeds we receive from the sale of the Trigger PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

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We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in the basket components or in futures or option contracts on the basket components or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of the basket components, the market value of the Trigger PLUS or any amounts payable on your Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800- 869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent, Barclays Capital Inc., at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

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Syndicate Information
Issue price of the Trigger PLUS	Selling concession	Principal amount of Trigger PLUS
		for any single investor
$1,000.0000	$22.5000	less than $1MM
$996.2500	$18.7500	greater than or equal to $1MM and less than $3MM
$994.33750	$16.8750	greater than or equal to $3MM and less than $5MM
$992.5000	$15.0000	greater than or equal to $5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

These preliminary terms represent a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the Trigger PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following hypothetical terms:

Stated principal amount:	$1,000

Initial basket value:	10

Leverage factor:	142.5% (based on the midpoint of the range)

Trigger PLUS Payoff Diagram

How it works
If the final basket value is greater than the initial basket value, then the investor would receive the $1,000 stated principal amount plus 142.5% (based on the midpoint of the range) of the basket percent increase. If the final basket value is less than or equal to the initial basket value and greater than or equal to the trigger value, the investor would receive the $1,000 stated principal amount of the Trigger PLUS. If the final basket value is less than the initial basket value and is less than the trigger value, the investor may lose up to 100% of the principal amount of the Trigger PLUS (based on a 1% loss of principal for each 1% decline in the basket performance factor).

▪	If the basket percent increase is 20% at maturity, the investor would receive a payment of $1,285 or 128.50% of the stated principal amount.

▪

If the basket percent increase is -5% at maturity, the investor would receive a payment of $1,000 or 100% of the stated principal amount because the final basket value was not less than the trigger value.

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▪	If the basket performance factor is -20% at maturity, the investor would lose 20% of its principal and receive only $800.00 at maturity, or 80% of the stated principal amount.

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Calculation of Payment at Maturity

Your payment at maturity will be calculated based on the final basket value of the Trigger PLUS. If the final basket value is greater than the initial basket value, you will receive a payment at maturity that includes leveraged returns on the appreciation of the basket. If the final basket value is less than or equal to the initial basket value and greater than or equal to the trigger value, the investor will receive the $1,000 stated principal amount of the Trigger PLUS at maturity. If the final basket value is less than the initial basket value and is less than the trigger value, the investor may lose up to 100% of the principal amount of the Trigger PLUS.

What is the Total Return on the Trigger PLUS at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Trigger PLUS. The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Trigger PLUS to $1,000. The hypothetical total returns and examples set forth below are based on the initial values of the basket components stated in the examples below and assume a leverage factor of 142.5% (based on the midpoint of the range). The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Trigger PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Value	Payment at Maturity	Total Return on the Trigger PLUS
12.50	$1,356.25	35.63%
12.00	$1,285.00	28.50%
11.50	$1,213.75	21.38%
11.00	$1,142.50	14.25%
10.50	$1,071.25	7.13%
10.20	$1,028.50	2.85%
10.00	$1,000.00	0.00%
9.50	$1,000.00	0.00%
9.00	$1,000.00	0.00%
8.50	$1,000.00	0.00%
8.00	$800.00	-20.00%
7.00	$700.00	-30.00%
6.00	$600.00	-40.00%
5.00	$500.00	-50.00%
4.00	$400.00	-60.00%
3.00	$300.00	-70.00%
2.00	$200.00	-80.00%
1.00	$100.00	-90.00%
0.00	$0.00	-100.00%

Example 1: The final basket value is greater than the initial basket value.

Below is a hypothetical example of how to calculate the payment at maturity if the performance of the basket is such that the final basket value is greater than the initial basket value. For purposes of this example, we have assumed hypothetical values for the percentage change in the value of each basket component and the initial and final basket value. The following example is for illustrative purposes only and is not intended to reflect the past or future performance of any basket component.

	Basket
	Component			Component Return
	Weighting on		Hypothetical Final Value	[(weighting) * (initial
	the Pricing	Hypothetical Initial Value for	for	value – final
Basket Component	Date	each Basket Component	each Basket Component	value)/initial value)]
EURAUD Exchange Rate	10/5	1.3264	1.0612	0.4
EURKRW Exchange Rate	10/5	1,495.6758	1,196.5406	0.4

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EURMYR Exchange Rate	10/5	4.1587	3.3270	0.4
EURNZD Exchange Rate	10/5	1.6622	1.3298	0.4
EURPHP Exchange Rate	10/5	58.71	46.97	0.4
		Hypothetical Final Basket Value		12

•	Hypothetical Leverage factor = 142.5% (based on the midpoint of the range)

•	Hypothetical initial basket value = 10

Hypothetical final basket value = 10 plus the sum of the component returns for each of the basket components, where for each basket component, the component return is the weighting * (initial value – final value) / initial value = 12

•	Basket percent increase = final basket value minus initial basket value, divided by initial basket value, or [(12 – 10)/ 10] = 20.00%

•	The leveraged upside payment per Trigger PLUS = 1,000 x 142.5 x basket percent increase, or 1,000 x 142.5% x 20.00% = 285.00

•	The payment at maturity per Trigger PLUS will equal $1,000 plus the leveraged upside payment of $285 = $1,285.00 per Trigger PLUS.

Example 2: The final basket value is less than the initial basket value and less than the trigger value.

Because the basket performance factor will be less than or equal to 1.0, this payment will be less than or equal to $1,000. There is no minimum payment at maturity and you may receive less than, and possibly substantially less than, the principal amount of the Trigger PLUS.

Below is a hypothetical example of how to calculate the payment at maturity if the performance of the basket is such that the final basket value is less than the initial basket value. For purposes of this example, we have assumed hypothetical values for the percentage change in the value of each basket component, the initial and final basket value. The following example is for illustrative purposes only and is not intended to reflect the past or future performance of any basket component.

Basket Component	Basket Component Weighting on the Pricing Date	Hypothetical Initial Value for each Basket Component	Hypothetical Final Value for each Basket Component	Component Return [(weighting) * (initial value – final value)/initial value)]
EURAUD Exchange Rate	10/5	1.3264	1.5917	-.40
EURKRW Exchange Rate	10/5	1,495.6758	1,794.8110	-.40
EURMYR Exchange Rate	10/5	4.1587	4.9904	-.40
EURNZD Exchange Rate	10/5	1.6622	1.9946	-.40
EURPHP Exchange Rate	10/5	58.71	70.45	-.40
		Hypothetical Final Basket Value		8.0

•	Hypothetical initial basket value = 10

•

Hypothetical final basket value = 10 plus the sum of the component returns for each of the basket components, where for each basket component, the component return is the weighting * [(initial value – final value) / initial value] = 8.0

•	Hypothetical Basket Performance Factor = final basket value/initial basket value, or 8/10 = 0.80

•	The payment at maturity per Trigger PLUS will equal $1,000 times the basket performance factor, or 1,000 x 0.80 = $800.00 per Trigger PLUS.

Example 3: The final basket value is less than the initial basket value and greater than the trigger value.

Below is another hypothetical example of how to calculate the payment at maturity if the performance of the basket is such that the final basket value is greater than the initial basket value. For purposes of this example, we have assumed hypothetical values for the percentage change in the value of each basket component and the initial and final basket value. The following example is for illustrative purposes only and is not intended to reflect the past or future performance of any basket component.

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	Basket
	Component	Hypothetical Initial	Hypothetical Final	Component Return
	Weighting on the	Value for each	Value for each	[(weighting) *(initial value –
Basket Component	Pricing Date	Basket Component	Basket Component	final value/initial value)]
EURAUD Exchange Rate	10/5	1.3264	1.3928	-.10
EURKRW Exchange Rate	10/5	1,495.6758	1,570.4596	-.10
EURMYR Exchange Rate	10/5	4.1587	4.3666	-.10
EURNZD Exchange Rate	10/5	1.6622	1.7453	-.10
EURPHP Exchange Rate	10/5	58.71	61.64	-.10
Hypothetical Final Basket Value				9.50

•	Hypothetical initial basket value = 10

•

Hypothetical final basket value = 10 plus the sum of the component returns for each of the basket components, where for each basket component, the component return is the weighting * [(initial value – final value)/initial value] = 9.50

•	Because the hypothetical final basket value is not less than the trigger value of 8.5, the payment at maturity will equal $1,000 per Trigger PLUS.

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Risk Factors
An investment in the Trigger PLUS involves significant risks. Investing in the Trigger PLUS is not equivalent to investing directly in the basket or any of the components of the basket. The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and the prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

Structure Specific Risk Factors

▪

Trigger PLUS do not pay interest nor guarantee return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest and do not guarantee the return of any of the stated principal amount at maturity. If the final basket value is less than the trigger value on the valuation date, the payout at maturity will be an amount in cash that is less, and possibly substantially less, than the $1,000 stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the value of the basket, and may even be zero. Accordingly, you could lose your entire investment.

▪

Market price will be influenced by many unpredictable factors. Multiple factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Trigger PLUS in the secondary market, including:

	•	the exchange rates relative to the Euro with respect to the Australian dollar, Korean won, Malaysian ringgit, New Zealand dollar and Philippine peso.
	•	the value of each of the basket components at any time and, in particular, on the valuation date,
	•	the volatility (frequency and magnitude of changes in price or value) of each of the basket components,
	•	interest and yield rates in the market,
•

geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock, real estate, commodities or currencies markets generally and which may affect the initial values and/or the final values of the basket components,

	•	the time remaining until the Trigger PLUS mature,
	•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors may influence the price that you will receive if you sell your Trigger PLUS prior to maturity. For example, you may have to sell your Trigger PLUS at a substantial discount from the stated principal amount of $1,000 per Trigger PLUS if the values of the basket components at the time of sale are at or below their initial values or if market interest rates rise.

▪

The market value of the Trigger PLUS and the payment at maturity are subject to the credit of the issuer. The Trigger PLUS are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Trigger PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS. However, because the return on the Trigger PLUS is dependent upon certain factors in addition to our ability to pay our obligations on the Trigger PLUS, an improvement in our credit ratings will not reduce the other investment risks related to the Trigger PLUS.

▪

The Trigger PLUS are bullish on the basket currencies and bearish on the Euro. The payment at maturity will only be positive if the value of the basket currencies strengthen relative to the Euro. If the Euro appreciates in value to the basket currencies, the payment at maturity, and therefore the market value of the Trigger PLUS, will be adversely affected.

▪

The payment at maturity on the Trigger PLUS is not based on the values of the basket components comprising the basket at any time other than the valuation date —The payment at maturity will be based solely on the final values of the basket components comprising the basket as of the valuation date relative to the respective initial values (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more of the basket components declines precipitously on the valuation date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the currency exchange rates at a time prior to such drop. Although the value of the basket components on the maturity date or at other times during the life of your Trigger PLUS may be higher than on the valuation date, you will not benefit from the values of the basket components at any time other than the valuation date.

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▪

Emerging markets risks may affect the return if any at maturity— An investment linked to emerging market currencies, which include the Malaysian ringgit, the Korean won and the Philippine peso, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪

Changes in the value of one or more of the basket components may offset each other. Movements in the values of the basket components may not correlate with each other. At a time when the value of one or more of the basket components increases, the value of one or more of the other basket components may not increase as much, or may decrease. Therefore, in calculating the basket percent increase or basket performance factor, as applicable, increases in the value of one or more of the basket components may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other basket components. If the final basket value is less than the initial basket value by more than 15%, you will receive at maturity an amount that is less than the amount of your original investment in the Trigger PLUS, and could be zero.

▪

Investing in the Trigger PLUS is not equivalent to investing directly in the basket currencies. You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies. Additionally, the payment at maturity is based on the component returns of each of the basket currencies, which is in turn based on the formula set forth on the cover page of these preliminary terms. The component returns are based solely on such stated formula and not on any other formula that could be used to calculate component returns.

▪

The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. The U.S. federal income tax treatment of the Trigger PLUS is uncertain and the Internal Revenue Service could assert that the Trigger PLUS should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Trigger PLUS even though you will not receive any payments with respect to the Trigger PLUS until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Trigger PLUS could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. Additionally, the discussion of federal income taxes in these preliminary terms provides that it would be reasonable to take the position that gain from the sale or maturity of the Trigger PLUS will be long-term capital gain if the Trigger PLUS are held for more than one year and you properly make the election described above. However, there is a risk that the Internal Revenue Service might assert that (i) your Trigger PLUS should be treated as a non-forward executory contract over the Basket of Currencies and that (ii) the election described above is unavailable for such contracts, in which case the Internal Revenue Service may therefore treat such gain as ordinary income. You should carefully review the tax section in these preliminary terms and consult your tax advisor with any questions.

▪

The basket is composed of a number of underlying currencies that each have their respective risks. The basket consists of the EURAUD exchange rate, the EURKRW exchange rate, the EURMYR exchange rate, the EURNZD exchange rate and the EURPHP exchange rate. There is no guarantee that the basket contains the underlying investments that would perform well in the current economic conditions. In addition, the basket components may decline significantly in value or underperform significantly other investments that are not included in the basket. Accordingly, the composition of the basket may have a significantly adverse effect on the value of the Trigger PLUS and your return at maturity, if any. There are specific risks associated with each of the basket components.

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Other Risk Factors

▪

The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Trigger PLUS. We do not intend to list the Trigger PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Trigger PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because other dealers are not likely to make a secondary market for the Trigger PLUS, the price, if any, at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the basket components and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could increase the value at which the basket components must close before an investor receives a payment at maturity that exceeds the issue price of the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the value of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the Trigger PLUS in any secondary market transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the Trigger PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Trigger PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs.

▪

Potential adverse economic interest of the calculation agent. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and hedging our obligations under the Trigger PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS.

The calculation agent will determine the initial basket value, the final basket value, the initial and final values of the basket components, the component returns, the leveraged upside payment or basket performance factor (as applicable), and will calculate the amount of cash you receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor basket component or calculation of the final basket value in the event of a discontinuance of any basket component, may adversely affect the payout to you at maturity.

▪

Suitability of the Trigger PLUS for Investment—You should reach a decision to invest in the Trigger PLUS after carefully considering, with your advisors, the suitability of the Trigger PLUS in light of your investment objectives and the specific information set out in these preliminary terms, the prospectus supplement and the prospectus. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Trigger PLUS for investment.

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Description of the Basket Components

The Basket Currencies

EURAUD Exchange Rate

The Australian dollar per Euro exchange rate (the “EURAUD Exchange Rate”) is a foreign exchange spot rate that is the rate equal to 1 divided by AUDUSD, the U.S. dollar per Australian Dollar exchange rate, which appears on Bloomberg page WMCO1 to the right of the caption “AUD” under the caption “MID” at approximately 4 p.m. London time, multiplied by the U.S dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.

Historical Information

The tables below set forth the published high and low EURAUD Exchange Rate, as well as the end of quarter EURAUD Exchange Rate, for each quarter in the period from January 3, 2005 to September 13, 2011. The graph below sets forth the daily closing EURAUD Exchange Rate during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical EURAUD Exchange Rate should not be taken as an indication that the EURAUD Exchange Rate, or the basket, will appreciate over the term of the Trigger PLUS such that you receive a payment in excess of the principal amount invested.

EURAUD Exchange Rate [(# AUD / 1 EUR)]	High	Low	Period End
2005
First Quarter	1.7361	1.6369	1.6774
Second Quarter	1.6960	1.5573	1.5879
Third Quarter	1.6392	1.5782	1.5782
Fourth Quarter	1.6331	1.5607	1.6172
2006
First Quarter	1.7026	1.6006	1.6910
Second Quarter	1.7331	1.6385	1.7240
Third Quarter	1.7250	1.6602	1.6987
Fourth Quarter	1.7130	1.6464	1.6735
2007
First Quarter	1.6992	1.6404	1.6517
Second Quarter	1.6545	1.5802	1.5943
Third Quarter	1.6969	1.5531	1.6068
Fourth Quarter	1.7095	1.5509	1.6672
2008
First Quarter	1.7291	1.5998	1.7291
Second Quarter	1.7211	1.6127	1.6436
Third Quarter	1.8102	1.6237	1.7784
Fourth Quarter	2.0843	1.7792	1.9884
2009
First Quarter	2.0337	1.8714	1.9169
Second Quarter	1.8947	1.7222	1.7402
Third Quarter	1.7909	1.6585	1.6585
Fourth Quarter	1.6846	1.5973	1.5986
2010
First Quarter	1.5947	1.4586	1.4729
Second Quarter	1.5280	1.3951	1.4556
Third Quarter	1.4938	1.3685	1.4099
Fourth Quarter	1.4251	1.2985	1.3080
2011
First Quarter	1.4304	1.2961	1.3707
Second Quarter	1.3871	1.3263	1.3526
Third Quarter (through September 13, 2011)	1.3929	1.2989	1.3264

Past performance is not indicative of future results

September 2011	Page 21

Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities

Past performance is not indicative of future results

September 2011	Page 22

Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities
EURKRW Exchange Rate

The Korean won per Euro exchange rate (the “EURKRW Exchange Rate”) is a foreign exchange spot rate that is the rate equal to the Korean won per U.S. dollar exchange rate, which appears on Reuters screen “KFTC18” to the right of the caption “Spot” under the column “KRW” at approximately 3:30 p.m., Seoul time, multiplied by the U.S. dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.

Historical Information

The tables below set forth the published high and low EURKRW Exchange Rate, as well as the end of quarter EURKRW Exchange Rate, for each quarter in the period from January 3, 2005 to September 13, 2011. The graph below sets forth the daily closing EURKRW Exchange Rate during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical EURKRW Exchange Rate should not be taken as an indication that the EURKRW Exchange Rate, or the basket, will appreciate over the term of the Trigger PLUS such that you receive a payment in excess of the principal amount invested.

EURKRW Exchange Rate [(# KRW / 1 EUR)]	High	Low	Period End
2005
First Quarter	1,397.8785	1,308.8679	1,316.5885
Second Quarter	1,325.9448	1,217.0750	1,252.3654
Third Quarter	1,290.5732	1,230.3236	1,253.6684
Fourth Quarter	1,277.2352	1,196.6982	1,196.6984
2006
First Quarter	1,210.0212	1,147.7961	1,177.2505
Second Quarter	1,225.1951	1,152.9207	1,213.4817
Third Quarter	1,242.0667	1,194.1244	1,199.3007
Fourth Quarter	1,238.4531	1,192.0339	1,226.9250
2007
First Quarter	1,258.2646	1,208.6721	1,256.3911
Second Quarter	1,270.4235	1,236.4871	1,251.0752
Third Quarter	1,305.8224	1,249.2599	1,305.8225
Fourth Quarter	1,386.2372	1,284.6888	1,377.9539
2008
First Quarter	1,618.8800	1,367.9918	1,563.5345
Second Quarter	1,653.6023	1,528.7570	1,647.9992
Third Quarter	1,715.8073	1,527.5454	1,700.8128
Fourth Quarter	1,962.4836	1,595.7349	1,809.3380
2009
First Quarter	1,975.5547	1,763.7487	1,832.6097
Second Quarter	1,828.0303	1,680.7662	1,787.7530
Third Quarter	1,835.0315	1,723.0286	1,723.0288
Fourth Quarter	1,788.5508	1,656.9696	1,656.9698
2010
First Quarter	1,664.1563	1,514.9240	1,528.6447
Second Quarter	1,544.5117	1,397.4763	1,495.1476
Third Quarter	1,573.2944	1,478.6304	1,548.1569
Fourth Quarter	1,571.9462	1,497.8787	1,497.8788
2011
First Quarter	1,594.9382	1,449.9386	1,552.3139
Second Quarter	1,608.2272	1,534.1371	1,548.4291
Third Quarter (through September 13, 2011)	1,566.9189	1,485.3984	1,495.6758

Past performance is not indicative of future results

September 2011	Page 23

Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities

Past performance is not indicative of future results

September 2011	Page 24

Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities
EURMYR Exchange Rate

The Malaysian ringgit per Euro exchange rate (the “EURMYR Exchange Rate”) is a foreign exchange spot rate that is the rate equal to the Malaysian ringgit per U.S. dollar exchange rate, which appears on Reuters screen “ABSIRFIX01” to the right of the caption “Spot” under the column “MYR” at approximately 11:30 a.m., Singapore time, multiplied by the U.S. dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.

Historical Information

The tables below set forth the published high and low EURMYR Exchange Rate, as well as the end of quarter EURMYR Exchange Rate, for each quarter in the period from January 3, 2005 to September 13, 2011. The graph below sets forth the daily closing EURMYR Exchange Rate during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical EURMYR Exchange Rate should not be taken as an indication that the EURMYR Exchange Rate, or the basket, will appreciate over the term of the Trigger PLUS such that you receive a payment in excess of the principal amount invested.

EURMYR Exchange Rate [(# MYR / 1 EUR)]	High	Low	Period End
2005
First Quarter	5.1167	4.8477	4.9261
Second Quarter	4.9731	4.5716	4.6003
Third Quarter	4.7142	4.5048	4.5329
Fourth Quarter	4.5917	4.4107	4.4781
2006
First Quarter	4.6149	4.3990	4.4624
Second Quarter	4.7052	4.4361	4.7001
Third Quarter	4.7320	4.6052	4.6740
Fourth Quarter	4.8046	4.6015	4.6568
2007
First Quarter	4.6724	4.5225	4.6173
Second Quarter	4.6771	4.5518	4.6501
Third Quarter	4.8490	4.6608	4.8338
Fourth Quarter	5.0177	4.7700	4.8699
2008
First Quarter	5.0520	4.6823	5.0510
Second Quarter	5.1696	4.8836	5.1696
Third Quarter	5.1868	4.8247	4.9411
Fourth Quarter	5.0078	4.4390	4.8862
2009
First Quarter	4.9860	4.6000	4.8408
Second Quarter	4.9866	4.6853	4.9608
Third Quarter	5.1453	4.9350	5.0648
Fourth Quarter	5.1028	4.8991	4.9384
2010
First Quarter	4.9047	4.3904	4.3904
Second Quarter	4.4015	3.9437	3.9540
Third Quarter	4.2056	3.9451	4.2056
Fourth Quarter	4.3795	4.0577	4.0865
2011
First Quarter	4.3116	3.9723	4.2993
Second Quarter	4.4557	4.2742	4.3732
Third Quarter (through September 13, 2011)	4.3709	4.1184	4.1587

Past performance is not indicative of future results

September 2011	Page 25

Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities

Past performance is not indicative of future results

September 2011	Page 26

Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities
EURNZD Exchange Rate

The New Zealand dollar per Euro exchange rate (the “EURNZD Exchange Rate”) is a foreign exchange spot rate that is the rate equal to 1 divided by NZDUSD, the U.S. dollar per New Zealand Dollar exchange rate, which appears on Bloomberg page WMCO1 to the right of the caption “NZD” under the caption “MID” at approximately 4 p.m. London time, multiplied by the U.S. dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.

Historical Information

The tables below set forth the published high and low EURNZD Exchange Rate, as well as the end of quarter EURNZD Exchange Rate, for each quarter in the period from January 3, 2005 to September 13, 2011. The graph below sets forth the daily closing EURNZD Exchange Rate during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical EURNZD Exchange Rate should not be taken as an indication that the EURNZD Exchange Rate, or the basket, will appreciate over the term of the Trigger PLUS such that you receive a payment in excess of the principal amount invested.

EURNZD Exchange Rate [(# NZD / 1 EUR)]	High	Low	Period End
2005
First Quarter	1.8968	1.7875	1.8214
Second Quarter	1.8212	1.6905	1.7361
Third Quarter	1.7967	1.7324	1.7392
Fourth Quarter	1.7630	1.6409	1.7345
2006
First Quarter	1.9877	1.7360	1.9656
Second Quarter	2.1042	1.9486	2.1035
Third Quarter	2.1134	1.9015	1.9412
Fourth Quarter	1.9638	1.8628	1.8737
2007
First Quarter	1.9429	1.8506	1.8699
Second Quarter	1.8572	1.7477	1.7524
Third Quarter	1.9922	1.7074	1.8825
Fourth Quarter	1.9809	1.8254	1.9050
2008
First Quarter	2.0089	1.8272	2.0088
Second Quarter	2.0873	1.9623	2.0668
Third Quarter	2.1682	2.0502	2.1041
Fourth Quarter	2.4689	2.0811	2.4127
2009
First Quarter	2.5587	2.2614	2.3685
Second Quarter	2.3531	2.1629	2.1731
Third Quarter	2.2290	2.0245	2.0245
Fourth Quarter	2.1080	1.9745	1.9807
2010
First Quarter	1.9983	1.8863	1.9011
Second Quarter	1.9192	1.7251	1.7876
Third Quarter	1.8568	1.7405	1.8568
Fourth Quarter	1.8683	1.7153	1.7153
2011
First Quarter	1.9533	1.6961	1.8590
Second Quarter	1.8775	1.7431	1.7490
Third Quarter (through September 13, 2011)	1.7597	1.6257	1.6622

Past performance is not indicative of future results

September 2011	Page 27

Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities

Past performance is not indicative of future results

September 2011	Page 28

Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities
EURPHP Exchange Rate

The Philippine peso per Euro exchange rate (the “EURPHP Exchange Rate”) is a foreign exchange spot rate that is the rate equal to the Philippine peso per U.S. dollar exchange rate, which appears on Reuters screen “PDSPESO” to the right of the caption “AM WT AVE” at approximately 11:30 a.m., Manila time, multiplied by the U.S. dollar per Euro exchange rate, which appears on the Bloomberg page WMCO1 to the right of caption “EUR” under the caption “MID” at approximately 4 p.m. London time.

Historical Information

The tables below set forth the published high and low EURPHP Exchange Rate, as well as the end of quarter EURPHP Exchange Rate, for each quarter in the period from January 3, 2005 to September 13, 2011. The graph below sets forth the daily closing EURPHP Exchange Rate during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical EURPHP Exchange Rate should not be taken as an indication that the EURPHP Exchange Rate, or the basket, will appreciate over the term of the Trigger PLUS such that you receive a payment in excess of the principal amount invested.

EURPHP Exchange Rate [(# PHP / 1 EUR)]	High	Low	Period End
2005
First Quarter	75.62	69.63	71.04
Second Quarter	71.19	66.45	67.76
Third Quarter	70.41	66.80	67.39
Fourth Quarter	68.05	62.78	62.90
2006
First Quarter	65.07	60.84	61.86
Second Quarter	68.26	61.77	67.97
Third Quarter	67.83	63.57	63.68
Fourth Quarter	66.29	62.57	64.69
2007
First Quarter	65.05	62.39	64.46
Second Quarter	64.91	61.46	62.56
Third Quarter	64.95	61.87	64.12
Fourth Quarter	65.07	59.16	60.16
2008
First Quarter	66.11	58.56	65.61
Second Quarter	70.71	64.89	70.59
Third Quarter	72.59	65.66	66.30
Fourth Quarter	67.63	61.08	66.22
2009
First Quarter	66.00	59.15	64.04
Second Quarter	68.23	62.16	67.55
Third Quarter	70.88	67.07	69.30
Fourth Quarter	71.02	66.11	66.11
2010
First Quarter	66.53	60.52	61.03
Second Quarter	61.38	55.20	56.73
Third Quarter	60.08	55.87	59.78
Fourth Quarter	60.92	57.14	58.43
2011
First Quarter	61.66	57.11	61.63
Second Quarter	63.98	60.73	62.84
Third Quarter (through September 13, 2011)	62.72	58.19	58.71

Past performance is not indicative of future results

September 2011	Page 29

Trigger PLUS Based on the Performance of a Basket of Currencies due October 3, 2013
Trigger Performance Leveraged Upside Securities

Past performance is not indicative of future results

Supplemental Plan of Distribution
MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $22.50 for each Trigger PLUS they sell.

We expect that delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on or about the issue date indicated on the cover of these preliminary terms, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

September 2011	Page 30